EXHIBIT 99

Contact:	FD
	Investors: Eric Boyriven, Alexandra Tramont	For Immediate Release
Media: Evan Goetz
212-850-5600

L-3 Announces Fourth Quarter 2007 Results

•	Diluted earnings per share increases 19% to $1.63
•	Net sales increases 12% to $3.8 billion
•	Net cash from operating activities of $336 million
•	Record funded backlog of $9.6 billion at Dec. 31, 2007
•	Increased financial guidance for 2008 net sales and diluted earnings per share

NEW YORK, NY, January 31, 2008 - L-3 Communications (NYSE: LLL) today reported fourth quarter 2007 diluted earnings per share (EPS) of $1.63, up 19.0% compared to $1.37 for the 2006 fourth quarter. Net sales increased 12.4% to $3.8 billion, compared to $3.4 billion in the 2006 fourth quarter. Fourth quarter 2007 net cash from operating activities was $336 million and free cash flow (1) was $285 million.

“L-3 finished a successful year with a very strong fourth quarter,” said Michael T. Strianese, L-3’s president and chief executive officer. “Sales growth in the fourth quarter was particularly strong and we continued to generate strong gains in operating income, margins, and EPS. We also had excellent cash flow generation, and continued to deploy the company’s free cash flow to increase shareholder value, repurchasing $211 million of our common stock during the fourth quarter.

For the full year, we had record sales of nearly $14 billion along with record EPS of $5.98. Our free cash flow exceeded $1.1 billion, which was another record. Share repurchases for 2007 totaled $500 million and including dividends, L-3 returned $626 million of cash to its shareholders.

We expect another strong year in 2008 with our same focus on growing and improving our core businesses to deliver more value to customers and maximize shareholder returns.”

______________

Notes:

(1)	See discussion, definition and calculation of free cash flow in the financial tables attached to this press release.

-more-

L-3 Announces Results for the 2007 Fourth Quarter	Page 2

Consolidated Results

	Fourth Quarter		Increase /		Year Ended Dec. 31,		Increase /
($ in millions, except per share data)	2007	2006	(decrease)		2007	2006	(decrease)
Net sales	$3,806	$3,385	$421		$13,961	$12,477	$1,484

Segment operating income	$396	$341	$55		$1,448	$1,279	$169
Q2 2006 Charges	—	—	—		—	(168)	168
Operating income	$396	$341	$55		$1,448	$1,111	$337

Interest expense and other	$67	$71	$(4)		$274	$286	$(12)

Effective income tax rate	37.0%	35.7%	130	bpts	35.6%	36.2%	(60	)bpts

Net income	$207	$174	$33		$756	$526	$230

Diluted EPS	$1.63	$1.37	$0.26		$5.98	$4.22	$1.76

Fourth Quarter Results of Operations. For the 2007 fourth quarter, consolidated net sales increased 12.4% compared to the 2006 fourth quarter. Organic sales growth(2) of 11.4% or $386 million, was driven by continued strong demand for ISR systems, government services, networked communications systems, base support operations and several specialized product areas, including simulation devices, power & control systems, undersea warfare and electro-optic/infrared (EO/IR) products. The increase in sales from acquired businesses was $35 million or 1.0%.

For the 2007 fourth quarter compared to the 2006 fourth quarter, consolidated operating income increased 16.2% and operating income as a percentage of sales (operating margin) increased to 10.4% from 10.1%. As described below under Segment Results, operating margins improved for the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR), Government Services and Specialized Products segments, and declined for the Aircraft Modernization and Maintenance (AM&M) segment.

Interest expense and other decreased for the 2007 fourth quarter compared to the same period last year primarily due to interest income on higher cash balances.

The effective tax rate for the 2007 fourth quarter increased by 130 basis points compared to the same period last year primarily due to the retroactive impact of the re-enactment of the U.S. Federal income tax credits for research and experimentation activities in Dec. 2006.

Full Year Results of Operations. For the year ended Dec. 31, 2007, consolidated net sales increased by 11.9% compared to the year ended Dec. 31, 2006. Consolidated organic sales growth of 9.6% or $1,193 million, was driven primarily by trends similar to those for the 2007 fourth quarter, as well as higher sales for aircraft modernization and combat vehicle propulsion systems. The increase in sales from acquired businesses was $291 million or 2.3%.

For the year ended Dec. 31, 2007, segment operating income increased 13.2% and operating margin increased by 10 basis points to 10.4% from 10.3%. As described below in Segment Results, operating

______________

Notes:

(2)

Organic sales growth is defined as the increase or decrease in sales for the current period compared to the prior period, excluding sales in the current period from business acquisitions that have been included in L-3’s actual results of operations for less than twelve months.

-more-

L-3 Announces Results for the 2007 Fourth Quarter	Page 3

margins improved in the Government Services and Specialized Products segments. These improvements were partially offset by lower margins in the C3ISR and AM&M segments. Additionally, excluding the company’s World Wide Linguist Support Services contract (linguist contract), which has lower margins, from both periods, segment operating margin improved by 20 basis points for 2007 compared to 2006.

The company’s annual results for 2007 compared to 2006 were significantly affected by two 2006 second quarter charges which are described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006. First, the company recorded a pre-tax litigation charge of $129 million ($78 million after income taxes or $0.63 per share) in connection with an adverse jury verdict rendered in May 2006. Second, the company recorded a pre-tax charge of $39 million ($26 million after income taxes or $0.20 per share) in connection with the company’s voluntary review of its past stock option granting practices. These two 2006 charges are collectively referred to herein as the “Q2 2006 Charges.”

Interest expense and other decreased for the 2007 year end period compared to the same period last year primarily due to interest income on higher cash balances.

The tax rate of 35.6% for the year ended Dec. 31, 2007 benefited by approximately $12.1 million or $0.10 per share for the reversal of previously accrued amounts, primarily interest, related to 2002 and 2003 U.S. Federal income taxes, and without these benefits the tax rate was 36.6%. Before giving effect to the Q2 2006 Charges, the tax rate was 36.6% for the year ended Dec. 31, 2006.

For the year ended Dec. 31, 2007, diluted EPS was $5.98, an increase of $1.76 compared to the year ended Dec. 31, 2006. Net income for the year ended Dec. 31, 2007 increased by $230 million to $756 million, compared to $526 million for the year ended Dec. 31, 2006. Before giving effect to the Q2 2006 Charges, net income for 2007 increased by $126 million or 20.1%, compared to $630 million for 2006 and diluted EPS increased by $0.93 per share or 18.4%, for 2007 compared to $5.05 per share for 2006.

Orders. Funded orders for the 2007 fourth quarter decreased 1.2% to $3.8 billion from $3.9 billion for the 2006 fourth quarter and increased 8.0% for the year ended Dec. 31, 2007 to $14.7 billion from $13.7 billion for the year ended Dec. 31, 2006. Funded backlog at Dec. 31, 2007 increased 9.5% to $9.6 billion from $8.7 billion at Dec. 31, 2006. Highlights of contract awards for the fourth quarter of 2007 include:

•	The U.S. Air Force awarded L-3 a contract to build an F-16C Block 52+ Aircrew Training Device for the Hellenic Air Force.
•	The National Weather Service awarded L-3 a contract for the Next Generation Weather Radar upgrade program.
•	The U.S. Army exercised a contract option for over 48,000 M762A1 Electronic Time Artillery Fuzes.
•	The United Kingdom’s Ministry of Defence awarded L-3 a contract for the Assessment Phase of Project LISTENER.
•	Alliant Techsystems selected L-3 to provide the avionics subsystem and components for NASA’s Ares I launch vehicle.
•	The U.S. Army extended L-3’s period of performance on the Linguist-Iraq contract for an additional three months until March 8, 2008.
•	The U.S. Air Force awarded L-3 an option on an existing contract to build and qualify two GPS receiver enhancements for the Modernized User Equipment Program.

Cash flow. Net cash from operating activities for the 2007 fourth quarter was $336 million compared with $339 million for the 2006 fourth quarter. Free cash flow for the 2007 fourth quarter was $285 million compared with $286 million for the 2006 fourth quarter. Net cash from operating activities for the year ended Dec. 31, 2007 increased by $196 million or 18.2%, to $1,270 million from $1,074 million for the year ended Dec. 31, 2006. Free cash flow for the year ended Dec. 31, 2007 increased by $201 million or 21.8%, to $1,121 million from $920 million for the year ended Dec. 31, 2006.

-more-

L-3 Announces Results for the 2007 Fourth Quarter	Page 4

The company’s cash and cash equivalents increased by $432 million to $780 million at Dec. 31, 2007 from $348 million at Dec. 31, 2006. The increase was principally due to the company’s 2007 free cash flow, less cash used for share repurchases, dividends and business acquisitions.

Total debt at Dec. 31, 2007 remained at $4.5 billion compared to Dec. 31, 2006. Available borrowings under the company’s revolving credit facilities, after reduction for outstanding letters of credit, were $794 million at Dec. 31, 2007. Shareholders’ equity increased by $683 million to $5,989 million at Dec. 31, 2007 from $5,306 million at Dec. 31, 2006.

Segment Results

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

	Fourth Quarter				Year Ended Dec. 31,		Increase /
($ in millions)	2007	2006	Increase		2007	2006	(decrease)
Net sales	$709.5	$548.3	$161.2		$2,310.4	$2,025.3	$285.1
Operating income	80.4	58.3	22.1		231.6	215.8	15.8
Operating margin	11.3%	10.6%	70	bpts	10.0%	10.7%	(70	)bpts

C3ISR net sales for the 2007 fourth quarter increased by 29.4% compared to the 2006 fourth quarter, driven by higher sales volume for airborne surveillance and ISR systems, and continued strong demand from the Department of Defense (DoD) for networked communications systems. The increase in net sales from acquired businesses was 0.3%.

C3ISR operating income for the 2007 fourth quarter increased by 37.9% compared to the 2006 fourth quarter primarily because of higher sales volume and higher operating margin. Operating margin increased by 70 basis points of which 60 basis points are primarily due to improved contract performance on airborne surveillance and ISR systems and 10 basis points primarily due to lower development costs for new secure communications products.

For the year ended Dec. 31, 2007, C3ISR net sales increased by 14.1% compared to the year ended Dec. 31, 2006, driven by trends similar to those for the 2007 fourth quarter. These increases were partially offset by lower sales volume for Secure Terminal Equipment (STE), a product with declining demand as it continues to approach full deployment in the marketplace. The increase in net sales from acquired businesses was $64.2 million or 3.2%.

C3ISR operating income for the year ended Dec. 31, 2007 increased by 7.3% compared to the year ended Dec. 31, 2006 primarily because of higher sales volume, partially offset by a lower operating margin. Operating margin for the year ended Dec. 31, 2007 decreased by 70 basis points of which 80 basis points are primarily due to higher development costs for new secure communications products and a decrease in higher margin STE sales. Acquired businesses reduced operating margin by 10 basis points. These decreases were partially offset by an increase of 20 basis points primarily due to higher sales volume and improved contract performance for networked communications systems.

Government Services

	Fourth Quarter				Year Ended Dec. 31,
($ in millions)	2007	2006	Increase		2007	2006	Increase
Net sales	$1,114.4	$991.3	$123.1		$4,333.5	$3,834.4	$499.1
Operating income	101.5	81.6	19.9		403.5	342.9	60.6
Operating margin	9.1%	8.2%	90	bpts	9.3%	8.9%	40	bpts

-more-

L-3 Announces Results for the 2007 Fourth Quarter	Page 5

Government Services net sales for the 2007 fourth quarter increased by 12.4% compared to the 2006 fourth quarter, driven primarily by volume increases on existing contracts and recent new business awards for several services including linguists and translators, training and operational support for the U.S. military operations in Iraq and Afghanistan as well as broader U.S. national security objectives on a global basis. In addition, sales of information technology solutions to support U.S. Army communications and surveillance activities and support services for the U.S. Special Operations Command were also higher because of growth on existing contracts. The linguist contract generated sales of $192 million for the 2007 fourth quarter. The increase in net sales from acquired businesses was 0.5%.

Government Services operating income for the 2007 fourth quarter increased by 24.4% compared to the 2006 fourth quarter primarily because of higher sales volume and higher operating margin. Operating margin for the 2007 fourth quarter increased by 90 basis points compared to the 2006 fourth quarter primarily due to higher sales volume and improved contract performance. Operating income was reduced by approximately $4 million for severance costs related to business realignments and consolidation activities. The 2006 fourth quarter also included approximately $4 million of severance costs for similar activities.

For the year ended Dec. 31, 2007, Government Services net sales increased by 13.0% compared to the year ended Dec. 31, 2006, and operating income increased by 17.7% compared to the year ended Dec. 31, 2006. These increases were primarily driven by trends similar to those for the 2007 fourth quarter. Operating margin for the year ended Dec. 31, 2007 increased by 40 basis points due to higher volume, lower overhead costs as a percentage of sales, and improved contract performance, partially offset by higher volume on the linguist contract. The linguist contract generated sales of $738 million for the year ended Dec. 31, 2007, an increase of $127 million compared with $611 million for 2006. Excluding the linguist contract from both periods, operating margin increased by 60 basis points for 2007.

Aircraft Modernization and Maintenance (AM&M)

	Fourth Quarter		Increase /		Year Ended Dec. 31,		Increase/
($ in millions)	2007	2006	(decrease)		2007	2006	(decrease)
Net sales	$631.1	$627.8	$3.3		$2,527.7	$2,327.5	$200.2
Operating income	55.7	67.6	(11.9)		246.6	232.6	14.0
Operating margin	8.8%	10.8%	(200	)bpts	9.8%	10.0%	(20	)bpts

AM&M net sales for the 2007 fourth quarter increased by 0.5% compared to the 2006 fourth quarter. Increased volume of $21.5 million for aircraft and base support operations services primarily related to continued support of U.S. military operations in Iraq and Afghanistan was partially offset by lower sales of aircraft modernization primarily for international customers due to contracts nearing completion.

AM&M operating income for the 2007 fourth quarter decreased by 17.6% compared to the 2006 fourth quarter primarily because of lower operating margin, partially offset by higher sales volume. Operating margin decreased by 200 basis points of which 110 basis points are primarily due to a contract loss provision relating to a sales price dispute with a customer, and by another 90 basis points primarily due to lower aircraft modernization sales to international customers.

For the year ended Dec. 31, 2007, AM&M net sales increased by 8.6% compared to the year ended Dec. 31, 2006, driven by increased volume for: (1) aircraft and base support operations services related to continued support of U.S. military operations in Iraq and Afghanistan partially offset by lower sales volume due to a loss of a contract in June 2006 to provide maintenance and support for U.S. Navy fixed-wing training aircraft and (2) aircraft modernization, primarily to modify C-130 aircraft for international customers, U.S. Presidential helicopter and head-of-state aircraft for international Government customers. The increase in net sales from acquired businesses was $62 million or 2.7%.

AM&M operating income for the year ended Dec. 31, 2007 increased by 6.0% compared to the year ended Dec. 31, 2006 primarily because of higher sales volume, partially offset by lower operating margin.

-more-

L-3 Announces Results for the 2007 Fourth Quarter	Page 6

Operating margin decreased by 20 basis points primarily due to lower incentive fees on a contract related to a reduction in the annual contractual target costs.

Specialized Products

	Fourth Quarter				Year Ended Dec. 31,
($ in millions)	2007	2006	Increase		2007	2006	Increase
Net sales	$1,350.6	$1,217.8	$132.8		$4,788.9	$4,289.7	$499.2
Operating income	158.4	133.3	25.1		566.4	487.8	78.6
Operating margin	11.7%	10.9%	80	bpts	11.8%	11.4%	40	bpts

Specialized Products net sales for the 2007 fourth quarter increased by 10.9% compared to the 2006 fourth quarter reflecting higher sales volume primarily for: (1) simulation devices primarily related to new contracts, (2) power & control systems due to recent new business awards to provide marine control systems and products to foreign allied navies and higher volume for commercial shipbuilding, and (3) EO/IR and undersea warfare products. The increase in net sales from acquired businesses was $28.5 million or 2.3%.

Specialized Products operating income for the 2007 fourth quarter increased by 18.8% compared to the 2006 fourth quarter primarily because of higher sales volume and higher operating margin. Operating margin for the 2007 fourth quarter increased by 80 basis points primarily because of improved contract performance and higher sales in several business areas including display systems, airport security and precision engagement.

For the year ended Dec. 31, 2007, Specialized Products net sales increased by 11.6% compared to the year ended Dec. 31, 2006, driven by trends similar to those for the 2007 fourth quarter and higher sales volume for power conversion and switching products, and service life extensions for landing craft air cushion amphibious vehicles. In addition, higher sales volume for combat vehicle propulsion systems for U.S. military reset and replacement of equipment consumed in the U.S. military operations in Iraq also contributed to sales growth. The increase in net sales from acquired businesses was $158.6 million or 3.7%.

Specialized Products operating income for the year ended Dec. 31, 2007 increased by 16.1% compared to the year ended Dec. 31, 2006, due to higher sales volume and higher operating margin. Operating margin for the year ended Dec. 31, 2007 increased by 40 basis points. Improved contract performance and higher sales in several business areas including EO/IR products, display systems and precision engagement, increased operating margins by 70 basis points. A smaller gain on a settlement of a claim of $7 million during 2007, compared to an unrelated gain from a settlement of a claim against a third party of $12 million during 2006, reduced operating margin by 10 basis points. Additionally, lower margins from acquired businesses reduced operating margin by 20 basis points.

-more-

L-3 Announces Results for the 2007 Fourth Quarter	Page 7

Financial Outlook

Based on information known as of today, including completed business acquisitions, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2008, as follows:

	Consolidated 2008 Financial Guidance
	Current	Prior (Dec. 7, 2007)
	($ in billions, except per share data)
Net sales	$14.2 to $14.4	$14.0 to $14.2
Operating margin	10.8%	10.9%
Effective tax rate	36.5%	36.5%
Diluted EPS	$6.48 to $6.62	$6.41 to $6.55

Net cash from operating activities	$1.37	$1.33
Less: Capital expenditures, net of disposition of property, plant and equipment	0.17	0.18
Free cash flow	$1.20	$1.15

Segment 2008 Financial Guidance
	Current	Prior
($ in billions)
Net Sales:
C3ISR	$2.5 to $2.6	$2.4 to $2.5
Government Services	$4.0 to $4.1	$3.8 to $3.9
AM&M	$2.6 to $2.7	$2.6 to $2.7
Specialized Products	$5.1 to $5.2	$5.1 to $5.2

Operating Margins:
C3ISR	10.5% to 10.8%	10.5% to 10.8%
Government Services	9.8% to 10.2%	10.0% to 10.4%
AM&M	9.5% to 9.8%	9.5% to 9.8%
Specialized Products	11.8% to 12.2%	11.8% to 12.2%

All guidance amounts for the year ending Dec. 31, 2008 are approximate estimates subject to the “Forward-Looking Statements” cautionary language on the following page. The 2008 guidance only includes the Linguist-Iraq contract through March 8, 2008; if the contract is extended beyond March 8, 2008 it will result in higher sales, operating income and diluted EPS, but lower operating margin. The 2008 consolidated net sales guidance also includes approximately $90 million from completed business acquisitions. The net cash from operating activities and free cash flow guidance for the year ending Dec. 31, 2008 are before a possible payment for an adverse jury verdict of up to $76 million, net of taxes. In addition, the 2008 diluted EPS guidance excludes the potential impact of the proposed Financial Accounting Standards Board Staff Position No. APB 14-a, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion.

-more-

L-3 Announces Results for the 2007 Fourth Quarter	Page 8

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, Jan. 31, 2008 at 11:00 a.m. EST that will be simultaneously broadcast live over the Internet. Michael T. Strianese, president and chief executive officer, Ralph D’Ambrosio, vice president and chief financial officer, and Karen C. Tripp, vice president of corporate communications, will host the call.

11:00 a.m. EST

10:00 a.m. CST

9:00 a.m. MST

8:00 a.m. PST

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=44682

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 29110667), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs over 64,000 people worldwide and is a prime system contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, systems and subsystems.

To learn more about L-3, please visit the company’s web site at www.L-3Com.com.

Forward-Looking Statements

Certain of the matters discussed in this press release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margin, total segment operating margin, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements

-more-

L-3 Announces Results for the 2007 Fourth Quarter	Page 9

for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and stock options amounts; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business and economic conditions in the markets in which we operate; our ability to perform contracts on schedule; economic conditions, competitive environment and political conditions (including acts of terrorism); our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters or government investigations material to us to which we currently are, or to which we may become in the future, a party; anticipated cost savings from business acquisitions may not be fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act, including Titan’s ability to maintain its export licenses; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, including Titan, and the impact on the final purchase price allocations; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 16 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2006.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

-more-

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA

(In millions, except per share data)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006
Consolidated net sales	$3,805.6	$3,385.2	$13,960.5	$12,476.9

Consolidated cost of sales	3,409.6	3,044.4	12,512.4	11,197.8

Litigation Charge	—	—	—	129.0
Stock-Based Charge	—	—	—	39.2
Operating income	396.0	340.8	1,448.1	1,110.9

Interest and other income, net	9.2	5.8	31.0	20.2
Interest expense	75.1	74.5	296.0	296.1
Minority interests in net income of consolidated subsidiaries	1.0	2.0	9.0	10.4
Income before income taxes	329.1	270.1	1,174.1	824.6
Provision for income taxes	121.7	96.5	418.0	298.5
Net income	$207.4	$173.6	$756.1	$526.1

Earnings per share:
Basic	$1.66	$1.39	$6.05	$4.27
Diluted	$1.63	$1.37	$5.98	$4.22

Weighted average common shares
Basic	124.7	125.1	124.9	123.1
Diluted	126.9	126.4	126.5	124.8

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(In millions)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006
Segment Operating Data
Net Sales:
C3ISR	$709.5	$548.3	$2,310.4	$2,025.3
Government Services	1,114.4	991.3	4,333.5	3,834.4
AM&M	631.1	627.8	2,527.7	2,327.5
Specialized Products	1,350.6	1,217.8	4,788.9	4,289.7
Total	$3,805.6	$3,385.2	$13,960.5	$12,476.9

Operating income:(a)
C3ISR	$80.4	$58.3	$231.6	$215.8
Government Services	101.5	81.6	403.5	342.9
AM&M	55.7	67.6	246.6	232.6
Specialized Products	158.4	133.3	566.4	487.8
Total	$396.0	$340.8	$1,448.1	$1,279.1

Operating margin: (a)
C3ISR	11.3%	10.6%	10.0%	10.7%
Government Services	9.1%	8.2%	9.3%	8.9%
AM&M	8.8%	10.8%	9.8%	10.0%
Specialized Products	11.7%	10.9%	11.8%	11.4%
Total	10.4%	10.1%	10.4%	10.3%

Depreciation and amortization:
C3ISR	$10.2	$9.6	$38.9	$35.0
Government Services	8.4	7.5	33.0	27.6
AM&M	8.7	7.0	29.1	25.7
Specialized Products	26.7	28.0	106.2	99.9
Total	$54.0	$52.1	$207.2	$188.2

Cash flow data
Net cash from operating activities	$335.6	$339.1	$1,270.2	$1,074.3
Net cash used in investing activities	(80.2)	(120.1)	(388.2)	(1,090.7)
Net cash used in financing activities	(201.7)	(118.5)	(464.3)	(29.3)
Effect of exchange rate changes on cash	1.0	—	13.9	—
Net increase (decrease) in cash	$54.7	$100.5	$431.6	$(45.7)

Funded order data
C3ISR	$765.0	$663.3	$2,504.6	$2,170.3
Government Services	1,001.6	1,134.0	4,412.2	4,245.8
AM&M	617.1	783.8	2,395.3	2,631.4
Specialized Products	1,434.0	1,283.5	5,428.7	4,606.0
Total	$3,817.7	$3,864.6	$14,740.8	$13.653.5

	Dec. 31, 2007	Dec. 31, 2006
Period end data
Funded backlog	$9,571.4	$8,743.0
Cash and cash equivalents	$779.8	$348.2
Total debt	$4,536.5	$4,535.0
Minority interests	$87.1	$84.3
Shareholders’ Equity	$5,988.9	$5,305.9
______________
(a)	Segment operating income and operating margin for the year ended Dec. 31, 2006 exclude the Q2 2006 Charges of $168.2 million.

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share data)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006
Operating income	$396.0	$340.8	$1,448.1	$1,110.9
Add: Litigation Charge	—	—	—	129.0
Stock-Based Charge	—	—	—	39.2
Operating income excluding Litigation and Stock-Based Charges(b)	$396.0	$340.8	$1,448.1	$1,279.1

Net income	$207.4	$173.6	$756.1	$526.1
Add: Litigation Charge	—	—	—	78.2
Stock-Based Charge	—	—	—	25.5
Net income excluding Litigation and Stock-Based Charges(b)	$207.4	$173.6	$756.1	$629.8

Diluted earnings per share	$1.63	$1.37	$5.98	$4.22
Add: Litigation Charge	—	—	—	0.63
Stock-Based Charge	—	—	—	0.20
Diluted earnings per share excluding Litigation and Stock-Based Charges(b)	$1.63	$1.37	$5.98	$5.05

Net cash from operating activities	$335.6	$339.1	$1,270.2	$1,074.3
Less: Capital expenditures	(55.9)	(53.0)	(157.1)	(156.0)
Add: Dispositions of property, plant and equipment	5.7	—	8.0	1.8
Free cash flow(c)	$285.4	$286.1	$1,121.1	$920.1
______________
(b)

The company believes that the Q2 2006 Charges affect the comparability of the results of operations for the year ended Dec. 31, 2007 to the results of operations for the year ended Dec. 31, 2006. The company also believes that disclosing operating income excluding the Q2 2006 Charges will allow investors to more easily compare the year ended Dec. 31, 2007 results to the year ended Dec. 31, 2006 results.

(c)

The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.